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                                                                     EXHIBIT 6.8

                             CONSULTING AGREEMENT
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This Consulting Agreement is made and entered into by and between Retractable
Technologies, Inc. (hereinafter called the "Corporation") and International Export and Consulting (hereinafter called "Consultant"). The Corporation and Consultant are hereinafter collectively called the "Parties". Consultant hereby agrees to provide Consulting Services for the Corporation. The Corporation hereby agrees to compensate Consultant.

     1.   CONSULTING SERVICES. Consultant shall during the term of this
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Consulting Agreement advise the Corporation with respect to selection of an international distribution network, potential strategic partners and future licensing for VanishPoint(R) technology in the Middle East. Consultant shall be an independent contractor and not an employee of the Corporation. Under no circumstances shall Consultant or its representatives, agents, or employees be deemed agents of the Corporation for any purpose. Consultant shall not attempt to represent in any manner that it is the agent of Corporation. Consultant shall not enter into any contract or make any representation or commitment in the name of or on behalf of the Corporation.

     2.   TERM. The term of this Consulting Agreement shall begin on the date of
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execution of this Consulting Agreement and shall end no later than June 1, 2001.
Consultant shall have no obligation to render consulting services beyond the term of this Consulting Agreement.

     3.   CONSULTING FEE. In consideration of the consulting services to be
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performed by Consultant, the Corporation shall pay to Consultant a consulting fee in the amount of $20,000.00 to be paid at $2,000.00 a month for ten months. In addition, upon the completion of Consultant's consulting services, the Corporation agrees to pay to Consultant a performance bonus in consideration of successful performance which shall be based on the following criteria: successful selection and implementation of distributor network and/or licensing agreement for Middle East. Upon the successful completion of the Distribution Agreement with Sovana, Inc., the Consultant will receive 61,000 non-qualified stock options at $10.00 a share as his performance bonus.

     4.   CONFIDENTIAL INFORMATION OF THE CORPORATION. The term "Confidential
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Information" means any information which is provided to Consultant by the
Corporation or which is developed by Consultant while performing Consulting Services for the Corporation, (including without limitation any information which relates to Consulting Services to be performed under this Consulting Agreement, any information which Consultant may acquire regarding the Corporation's business, and any information relating to products, customers or pricing) and which is not generally available to the public.

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          Consultant may learn Confidential Information of the Corporation in connection with this Consulting Agreement and/or the performance of Consulting Services pursuant to this Agreement. Consultant will keep such Confidential Information confidential and will not use such Confidential Information except in connection with performing Consulting Services for the Corporation unless and until either (a) the Corporation consents to disclosure or (b) such knowledge and information otherwise becomes generally available to the public through no fault of Consultant. Confidential Information of a specific nature shall not be considered available to the public or in Consultant's prior possession merely because information of a less specific nature was available to the public or in Consultant's prior possession.

          Upon termination of this Consulting Agreement, Consultant shall return to the Corporation all product, all manuals, flyers, pictures and other printed materials (including copies thereof), and all computer readable data and software, and shall also erase all computer readable data and software from all fixed and floppy drives retained by Consultant, regardless of whether such printed materials or computer readable data were provided to Consultant by the Corporation or were created or received by Consultant in the course of providing Consulting Services to the Corporation.

     5.   DISCLOSURE OF INFORMATION TO THE CORPORATION. If Consultant discloses
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to the Corporation any idea, discovery, invention, copyrightable work, or other information of Consultant, the Corporation will incur no liability to Consultant by reason of using or distributing such information unless such use or distribution infringes a valid patent, trademark or copyright. Consultant represents that Consultant will not disclose to the Corporation nor use for the benefit of the Corporation any confidential, trade secret or proprietary information which belongs to any third party.

     6.   RELATIONSHIPS WITH COMPETITORS. The term "Competitor" of the
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Corporation means any company, enterprise or person (other than the Corporation)
that is engaged in the design, development, manufacture, distribution or sale of needle-bearing medical devices such as syringes, catheters or blood collection tube holders. Consultant represents that, prior to signing this Consulting Agreement, Consultant has advised the Corporation in writing of any relationship which Consultant may have (either currently or in the past) with any Competitor of the Corporation. Consultant shall immediately advise the Corporation of any such relationship that arises during the term of this Consulting Agreement. Consultant agrees that, during the term of this Consulting Agreement and for a period of two (2) years thereafter, Consultant will not perform any services which would utilize any Confidential Information of the Corporation nor perform any services for any Competitor of the Corporation.

     7.   NOTICE. Any notice required or permitted to be delivered hereunder
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shall be deemed to be delivered only when actually received by the Corporation or Consultant, as the case may be, at the addresses set forth below, or at such other addresses as

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they have theretofore specified by written notice delivered in accordance herewith:

          1. Notice to the Corporation shall be addressed and delivered as follows:
               Retractable Technologies, Inc.
               511 Lobo Lane, Post Office Box 9
               Little Elm, TX 75068-0009
               888.806.2626
               972.294.4400 Facsimile

          2. Notice to the Consultant shall be addressed and delivered as follows:
               International Export & Consulting
               4500 Fuller Drive #426
               Irving, TX 75038

     8.   GENERAL. The terms and conditions contained herein constitute the
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entire agreement between the Parties relating to the subject matter hereof and thereof and shall supersede all previous communications and/or agreements between the Parties with respect to the subject matter hereof and thereof, respectively. There are no oral understandings, statements, promises or inducements contrary to the terms of this written Consulting Agreement. Consultant understands that no employee or representative of the Corporation is authorized to modify this Consulting Agreement orally or in any other manner except in writing. Subsequent Consulting Agreement schedules may supplement this Consulting Agreement regarding the specific Consulting Services to be performed and the compensation therefor, but such Consulting Agreement schedules are subject to and may not contradict this Consulting Agreement and, in the event of any conflict, the terms of this Consulting Agreement shall prevail. No course of dealing or usage of trade shall be used to modify the terms and conditions hereof.

     9.   TEXAS LAW TO APPLY. This Agreement shall be governed by the laws of
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the State of Texas. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, then (a) the remaining provisions shall survive and continue in full force and effect without being impaired or invalidated in any way and (b) the Parties shall cooperate in reforming this Consulting Agreement to effectuate the intent of the offending provision to the fullest extent allowed by law.

Retractable Technologies, Inc.            International Export & Consulting


_________________________________         ____________________________________
By: Thomas J. Shaw                        By: Marwan M. Saker
    President and CEO                         Consultant

Dated: __________________________         Dated: _____________________________

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